Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen Diversified Dividend and Income Fund
811-21407


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix L and Appendix M, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-242583, on June 19, 2014.